Exhibit 10.3

BANKFINANCIAL CORPORATION

2006 EQUITY INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AWARD TERMS

The Participant specified below has been granted this Option by BANKFINANCIAL CORPORATION, a Maryland corporation (the “Company”), under the terms of the BANKFINANCIAL CORPORATION 2006 EQUITY INCENTIVE PLAN (the “Plan”). The Option shall be subject to the Plan as well as the following terms and conditions (the “Option Terms”):

Section 1. Award. In accordance with the Plan, the Company hereby grants an Option for the number of Covered Shares set forth in Section 2 to the Participant, subject to the Option Terms.

Section 2. Terms of Option Award. The following words and phrases relating to the grant of the Option shall have the following meanings:

(a)	The “Participant” is [ ].

(b)	The “Grant Date” is [ ].

(c)	The number of “Covered Shares” is [ ].

(d)	The “Exercise Price” is $[ ] per share.

Except where the context clearly implies to the contrary, any capitalized term in this Option award shall have the meaning ascribed to that term under the Plan.

Section 3. Non-Qualified Stock Option. The Option is not intended to constitute an “incentive stock option” as that term is used in Code section 422.

Section 4. Vesting. Subject to the limitations of the Option Terms, each installment of Covered Shares of the Option (“Installment”) shall become vested and exercisable on and after the “Vesting Date” for such Installment as described in the following schedule (but only if the Participant’s Termination of Service has not occurred before the Vesting Date):

INSTALLMENT	VESTING DATE APPLICABLE TO INSTALLMENT
[ ] of Covered Shares	[ ]
[ ] of Covered Shares	[ ]
[ ] of Covered Shares	[ ]

(a) Notwithstanding the foregoing provisions of this Section 4, the Option shall become fully exercisable upon the earliest of the following events to occur: (i) a Change of Control that occurs on or before the Participant’s Termination of Service; or (ii) Participant’s Termination of Service as a result of the Participant’s Death, Disability or Retirement.

(b) The Option may only be exercised on or after the Participant’s Termination of Service only as to that portion of the Covered Shares for which it was exercisable immediately prior to the Participant’s Termination of Service, or became exercisable on the date of the Participant’s Termination of Service.

Section 5. Expiration. The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date. The “Expiration Date” shall be the earliest to occur of:

(a) the date of the Participant’s Termination of Service due to Cause;

(b) the [            ] anniversary of the Grant Date;

(c) the twelve (12) month anniversary of the Participant’s Termination of Service if the Termination of Service occurs due to Death, Disability or Retirement; or

(d) the three (3) month anniversary of the Participant’s Termination of Service if the Termination of Service occurs for reasons other than Death, Disability, Retirement or Cause; provided, however, that if the Participant returns to employment with, or as a director or consultant to, the Company, within three (3) months after the Termination of Service, such termination shall have no effect on the Option and the Participant shall have the same number of shares and the same vesting schedule as set forth in this Agreement.

Notwithstanding the foregoing provisions of this Section 5, in the event a Participant dies during the period provided for in subsection (d) above, the Option shall not expire, and shall remain exercisable, until the one (1) year anniversary of the date of Death, but in no event beyond the expiration date provided in subsection (b) above.

Section 6. Option Exercise.

(a) Method of Exercise. Subject to the Option Terms and the Plan, the Option may be exercised in whole or in part by filing an exercise notice with the Secretary of the Company at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date. The notice requirement may only be satisfied by (i) the proper use of a specified electronic medium (phone, intranet, internet or other), whether or not such medium is the property of, or maintained, by the Company or a third party service provider, or (ii) any other method prescribed by the Committee; provided, however, the Committee shall retain the right to limit or expand the method of exercise to any one or more of the above methods with respect to any individual Participant or group or class of Participants. Such notice shall specify the number of Covered Shares which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such Covered Shares indicated by the Participant’s election.

(b) Payment of Exercise Price. Payment may be by cash or, subject to limitations imposed by applicable law, by such means as the Committee from time to time may permit, including, (i) by tendering, either actually or by attestation, Stock acceptable to the Committee, valued at Fair Market Value on the date of exercise; (ii) by irrevocably authorizing a third party, acceptable to the Committee, to sell Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price; (iii) by personal, certified or cashiers’ check; (iv) by other property deemed acceptable by the Committee; or (v) any combination of the above. If payment is made pursuant to clauses (i) or (ii) above, the Participant’s election must be made on or prior to the date of exercise of the Option and must be irrevocable. The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded and shall not be exercisable during any blackout period established by the Company from time to time.

Section 7. Withholding. The exercise of the Option, and the Company’s obligation to issue shares upon exercise, is subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied (i) through cash payment by the Participant; (ii) by irrevocably authorizing a third party, acceptable to the Committee, to sell shares of the Common Stock (or a sufficient portion of the Shares) acquired upon exercise of the Option and to remit to the Company a sufficient portion of the sale proceeds to pay any tax and withholding resulting from such exercise (iii) by tendering, actually or by attestation, shares of Common Stock acceptable to the Committee; or (iv) subject to the Committee’s discretion, through the surrender of Covered Shares to which the Participant is otherwise entitled under the Plan; provided, however, that such shares under this clause (iv) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

Section 8. Transferability. The Option, or a portion thereof, may be transferable or assignable to a member or members of the Participant’s “immediate family,” as such term is defined in Rule 16a-1(e) under the Exchange Act, or to a trust for the benefit solely of a member or members of the Participant’s immediate family, or to a partnership or other entity whose only owners are members of the Participant’s immediate family (such transferee being a “Participant”), subject to the terms and conditions of the Plan. It may not be assigned, transferred (except as aforesaid), pledged or hypothecated by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Any attempt at assignment, transfer, pledge or hypothecation, or other disposition of this Option contrary to the provisions hereof, and the levy of any attachment or similar process upon this option, shall be null and void and without effect. Notwithstanding the above, an Option may be assigned, transferred, pledged or hypothecated by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

Section 9. Heirs and Successors. The Option Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been exercised or distributed, respectively, at the time of the Participant’s Death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee on the Beneficiary Designation Form, or such other form as the Committee may require. The Beneficiary Designation Form may be amended or revoked from time to time by the Participant. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

Section 10. Administration. The authority to manage and control the operation and administration of the Option Terms and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to the Option Terms as it has with respect to the Plan. Any interpretation of the Option Terms or the Plan by the Committee and any decision made by it with respect to the Option Terms or the Plan are final and binding on all persons.

Section 11. Plan Governs. Notwithstanding anything in the Option Terms to the contrary, the Option Terms shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and the Option Terms are subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

Section 12. Not An Employment Contract. The Option will not confer on the Participant any right with respect to continuance of employment or other service with the Company, nor will it interfere in any way with any right the Company would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

Section 13. No Rights As Shareholder. The Participant shall not have any rights of a shareholder with respect to the Covered Shares, until a stock certificate has been duly issued following exercise of the Option as provided herein.

Section 14. Amendment. The Option Terms may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

Section 15. Section 409A Amendment. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A. Participant’s acceptance of this Option award constitutes acknowledgement and consent to such rights of the Committee.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the Grant Date and the Participant acknowledges acceptance of the terms and conditions of this Agreement.

BANKFINANCIAL CORPORATION

By:
Its:

[PARTICIPANT]

Date:

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